The Target Portfolio Trust
For the semi-annual period ended 10/31/10
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust
 - Target Small Cap Value Portfolio (JPM sleeve)

1.   Name of Issuer:  Telsa Motors, Inc. (TSLA) IOP

2.   Date of Purchase:  June 29, 2010

3.   Number of Securities Purchased:  13,300,000

4.   Dollar Amount of Purchase:  $226,100,000

5.   Price Per Unit:  $17.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Goldman Sachs & Company New York

7. Other Members of the Underwriting Syndicate: Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, J.P. Morgan Securities
Inc., Deutsche Bank Securities Inc.